Exhibit 99.1

Armstrong World Industries Reports

Third Quarter 2019 Results

Key Highlights

•	Net sales of $277.1 million, up 6% versus the prior year quarter
•	Operating income of $113.3 million, up 39% versus the prior year quarter
•	Adjusted EBITDA grew 13% versus the prior year quarter
•	Adjusted EPS grew 20% versus the prior year quarter
•	Quarterly cash dividend increased 14%

LANCASTER, Pa., October 28, 2019 -- Armstrong World Industries, Inc. (NYSE:AWI), a leader in the design, innovation and manufacture of commercial and residential ceiling, wall and suspension system solutions, today reported financial results for the third quarter.

Third Quarter Results from Continuing Operations

(Dollar amounts in millions except per-share data)	For the Three Months Ended September 30,
	2019	2018	Change
Net sales	$277.1	$260.5	6.4%
Operating income	$113.3	$81.3	39.4%
Earnings from continuing operations	$90.7	$64.2	41.3%
Diluted earnings per share	$1.83	$1.23	48.8%

Consolidated net sales increased compared to the prior year quarter, driven by higher volumes in the Architectural Specialties segment, as well as higher Mineral Fiber average unit value (“AUV”), in which both positive like-for-like pricing and positive mix contributed.

Operating income increased over the prior year quarter, driven primarily by positive Mineral Fiber AUV, volume growth in the Architectural Specialties segment and higher equity earnings from our WAVE joint venture.  Included in equity earnings is a net $21 million gain on WAVE’s sale of its European and Pacific Rim businesses.  Excluding the net gain, WAVE’s equity earnings are up 16% compared to prior year.

The company also announced an agreement to purchase MRK Industries, a manufacturer of specialty metal ceilings and walls with annual revenues of approximately $14 million.  This transaction is expected to close in the fourth quarter of 2019.

“This was another quarter of strong Architectural Specialties sales growth and Mineral Fiber operational performance,” said Vic Grizzle, President and CEO of AWI.  “I’m also pleased to announce another acquisition, which will be our fifth in the last three years.  With our robust pipeline, we expect our M&A activity to continue as we actively expand our strategic capabilities.  As previously reported, our Board approved a 14% increase to our regular quarterly dividend, reflecting a vote of confidence in our significant free cash flow generation and our ability to continue to grow free cash flow at double digits.”

Additional (non-GAAP*) Financial Metrics from Continuing Operations

(Dollar amounts in millions except per-share data)	For the Three Months Ended September 30,
	2019	2018	Change
Adjusted EBITDA	$114	$100	13.4%
Adjusted net income	$68	$60	14.8%
Adjusted diluted earnings per share	$1.38	$1.15	20.1%
Adjusted free cash flow	$99	$74	34.1%

* The Company uses the above non-GAAP adjusted measures in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods.  The Company also believes that the adjustments help users of our financial information understand the effect of those adjusted items on our selected reported results and provide useful alternative measurements of performance.  See Supplemental Reconciliations of GAAP to non-GAAP results (below) for a breakdown of the adjustments and a reconciliation of the selected reported results to these non-GAAP measures.

(Dollar amounts in millions)	For the Three Months Ended September 30,
	2019	2018	Change
Adjusted EBITDA
Mineral Fiber	$99	$88	12.7%
Architectural Specialties	14	12	18.1%
Consolidated Adjusted EBITDA	$114	$100	13.4%

Consolidated adjusted EBITDA improved 13% in the third quarter when compared to the same prior year period, driven by favorable AUV fall-through to profit in the Mineral Fiber segment and volume growth in the Architectural Specialties segment.

Third Quarter Segment Highlights

Mineral Fiber

(Dollar amounts in millions)	For the Three Months Ended September 30,
	2019	2018	Change
Net sales (as reported)	$218.6	$212.8	2.7%
Operating income (as reported)	$103.5	$71.8	44.2%
Adjusted EBITDA	$99	$88	12.7%

Mineral Fiber net sales increased due to favorable AUV and higher volume.

Operating income increased driven by higher equity earnings from WAVE due to WAVE’s gain on the sale of its European and Pacific Rim businesses, the margin impact of higher sales and lower SG&A expenses.

Architectural Specialties

(Dollar amounts in millions)	For the Three Months Ended September 30,
	2019	2018	Change
Net sales (as reported)	$58.5	$47.7	22.6%
Operating income (as reported)	$11.6	$11.3	2.7%
Adjusted EBITDA	$14	$12	18.1%

Net sales in Architectural Specialties grew primarily from higher sales volume through increased market penetration, as well as the recent acquisitions of ACGI, Plasterform and Steel Ceilings.

Operating income increased due to the positive impact of higher sales volume, partially offset by additional investments in selling and design capacities.

Unallocated Corporate

Unallocated corporate expense of $1.8 million was flat with the prior year quarter.

Year to Date Results from Continuing Operations

(Dollar amounts in millions)	For the Nine Months Ended September 30,
	2019	2018	Change
Net sales (as reported)	$791.2	$736.4	7.5%
Operating income (as reported)	$255.2	$196.9	29.6%
Adjusted EBITDA	$314	$274	14.5%

Net sales increased driven mainly by volume growth in the Architectural Specialties segment and higher AUV in the Mineral Fiber segment, in which both positive mix and positive like-for-like pricing contributed.

Operating income increased over the prior year period, primarily through increased sales, lower manufacturing expenses and higher equity earnings from WAVE, which included a gain on the sale of its European and Pacific Rim businesses.

Market Outlook and 2019 Guidance

“We are tightening our guidance ranges as we enter the fourth quarter.  Our updated sales expectation is now $1.04 to $1.05 billion, an annual growth of 7% to 8%, and our adjusted EBITDA expectation is now $400 to $405 million, an annual growth of 13% to 15%” said Brian MacNeal, CFO of AWI.

Earnings Webcast

Management will host a live Internet broadcast beginning at 11:00 a.m. Eastern time today, to discuss third quarter results. This event will be broadcast live on the Company's website. To access the call and accompanying slide presentation, go to www.armstrongceilings.com and click Investors. The replay of this event will also be available on the Company's website for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to future financial results, market conditions and guidance, and in our other public documents and comments, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” section of our report on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

More details on the Company’s performance can be found in its quarterly report on Form 10-Q for the quarter ended September 30, 2019 that the Company expects to file with the SEC today.

Armstrong World Industries, Inc. (AWI) is a leader in the design and manufacture of innovative commercial and residential ceiling, wall and suspension system solutions in the Americas. With approximately $1 billion in revenue, AWI has approximately 2,500 employees and a manufacturing network of 11 facilities.  For more information, visit www.armstrongceilings.com.

Additional forward looking non-GAAP metrics are available on the Company’s website at www.armstrongceilings.com under the Investors tab. The website is not part of this release and references to our website address in this release are intended to be inactive textual references only.

As Reported Financial Highlights

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc. and Subsidiaries

(Amounts in millions, except for per-share amounts, quarterly data is unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Net sales	$277.1	$260.5	$791.2	$736.4
Cost of goods sold	165.4	162.6	484.7	485.0
Gross profit	111.7	97.9	306.5	251.4
Selling, general and administrative expenses	41.3	35.3	134.3	113.7
Equity earnings from joint venture	(42.9)	(18.7)	(83.0)	(59.2)
Operating income	113.3	81.3	255.2	196.9
Interest expense	11.7	9.9	31.6	28.9
Other non-operating (income), net	(5.1)	(9.2)	(16.0)	(27.3)
Earnings from continuing operations before income taxes	106.7	80.6	239.6	195.3
Income tax expense	16.0	16.4	48.8	42.3
Earnings from continuing operations	90.7	64.2	190.8	153.0
Net earnings from discontinued operations, net of tax expense of $2.5, ($0.5), $7.2 and $1.2	4.8	5.0	3.0	14.4
(Loss) from disposal of discontinued businesses, net of tax expense (benefit) of ($5.0), ($4.6), ($4.9) and ($4.9)	(22.3)	7.0	(27.0)	(16.1)
Net (loss) gain from discontinued operations	(17.5)	12.0	(24.0)	(1.7)
Net earnings	$73.2	$76.2	$166.8	$151.3
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	78.6	(7.0)	84.6	(21.9)
Derivative (loss) gain, net	(2.7)	(0.5)	(15.9)	5.3
Pension and postretirement adjustments	5.5	2.7	11.2	7.6
Total other comprehensive income (loss)	$81.4	$(4.8)	$79.9	$(9.0)
Total comprehensive income	$154.6	$71.4	$246.7	$142.3
Earnings per share of common stock, continuing operations:
Basic	$1.86	$1.26	$3.90	$2.94
Diluted	$1.83	$1.23	$3.84	$2.89
(Loss) earnings per share of common stock, discontinued operations:
Basic	$(0.36)	$0.24	$(0.49)	$(0.03)
Diluted	$(0.35)	$0.23	$(0.48)	$(0.03)
Net earnings per share of common stock:
Basic	$1.50	$1.50	$3.41	$2.91
Diluted	$1.48	$1.46	$3.36	$2.86
Average number of common shares outstanding:
Basic	48.7	50.7	48.8	51.9
Diluted	49.5	51.9	49.6	52.8

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Amounts in millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net sales to external customers
Mineral Fiber	$218.6	$212.8	$629.4	$610.2
Architectural Specialties	58.5	47.7	161.8	126.2
Total net sales to external customers	$277.1	$260.5	$791.2	$736.4

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Segment operating income (loss)
Mineral Fiber	$103.5	$71.8	$230.5	$175.0
Architectural Specialties	11.6	11.3	30.3	28.2
Unallocated Corporate	(1.8)	(1.8)	(5.6)	(6.3)
Total consolidated operating income	$113.3	$81.3	$255.2	$196.9

Selected Balance Sheet Information

(Amounts in millions)

	Unaudited September 30, 2019	December 31, 2018
Assets
Current assets	$296.7	$717.6
Property, plant and equipment, net	508.8	501.0
Other noncurrent assets	704.2	619.7
Total assets	$1,509.7	$1,838.3
Liabilities and shareholders’ equity
Current liabilities	$142.2	$549.5
Noncurrent liabilities	1,000.2	1,062.8
Equity	367.3	226.0
Total liabilities and shareholders’ equity	$1,509.7	$1,838.3

Selected Cash Flow Information

(Amounts in millions)

(Unaudited)

	For the Three Months Ended September 30,
	2019	2018
Net earnings	$166.8	$151.3
Other adjustments to reconcile net earnings to net cash provided by operating activities	45.6	22.6
Changes in operating assets and liabilities, net	(91.0)	(14.9)
Net cash provided by operating activities	121.4	159.0
Net cash (used for) provided by investing activities	(70.9)	285.9
Net cash (used for) financing activities	(289.0)	(262.5)
Effect of exchange rate changes on cash and cash equivalents	0.8	(5.0)
Net (decrease) increase in cash and cash equivalents	(237.7)	177.4
Cash and cash equivalents at beginning of year	335.7	159.6
Cash and cash equivalents at end of period	$98.0	$337.0

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of performance adjusted to exclude the impact of certain discrete expenses and income.  Examples include plant closures, restructuring charges and related costs, impairments, separation costs, environmental site expenses and related insurance recoveries, and certain other gains and losses. The Company also excludes U.S. pension income/expense in the non-GAAP results as it represents the actuarial net periodic benefit credit/cost recorded as a component of operating income. For all periods presented, the Company was not required and did not make cash contributions to the U.S. Retirement Income Plan based on guidelines established by the Pension Benefit Guaranty Corporation, nor does the Company expect to make cash contributions to the plan in 2019. Adjusted free cash flow is defined as cash from operating and investing activities, adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures, legacy environmental matters and litigation. The Company believes adjusted free cash flow is useful because it provides insight into the amount of cash that the Company generates for discretionary uses, after expenditures for capital commitments and adjustments for acquisitions and divestitures. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

In the following charts, numbers may not sum due to rounding.

Consolidated Results From Continuing Operations – Adjusted EBITDA

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Earnings from continuing operations, Reported	$91	$64	$191	$153
Add: Income tax expense, as reported	16	16	49	42
Earnings before tax, Reported	$107	$81	$240	$195
Add: Interest/other income and expense, net	7	1	16	2
Operating Income, Reported	$113	$81	$255	$197
Add: U.S. Pension Cost (1)	1	1	4	4
Add: WAVE Pension Settlement (2)	-	-	1	-
Add: Litigation Expense	-	3	20	3
Add: Cost Reduction Initiatives	-	2	-	7
Add: Net Proforma International Allocations, Other	1	1	-	5
Add/(Less): Net Environmental Expenses (Recoveries)	1	(5)	1	(3)
Add: WAVE FSA (3)	4	-	4	-
(Less): AWI Portion of WAVE's Gain on Sale to Knauf	(25)	-	(25)	-
Operating Income, Adjusted	$95	$84	$260	$214
Add: D&A	19	17	53	60
Adjusted EBITDA	$114	$100	$314	$274

(1) U.S. pension expense represents only the service cost related to the U.S. pension plan that is recorded within Operating Income. For all periods presented, we were not required and did not make cash contributions to our U.S. Retirement Income Plan.

(2) WAVE settled a portion of their pension plan that resulted in a non-cash accounting charge.

(3) WAVE Fresh Start Accounting asset amortization.

Mineral Fiber

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Operating Income, Reported	$104	$72	$231	$175
Add: WAVE Pension Settlement (1)	-	-	1	-
Add: Litigation Expense	-	3	20	3
Add: Cost Reduction Initiatives	-	2	-	7
Add: Net Proforma International Allocations, Other	1	-	-	3
Add/(Less): Net Environmental Expenses (Recoveries)	1	(6)	1	(3)
Add: WAVE FSA (2)	4	-	4	-
(Less): AWI Portion of WAVE's Gain on Sale to Knauf	(25)	-	(25)	-
Operating Income, Adjusted	$84	$71	$232	$185
Add: D&A	16	17	45	60
Adjusted EBITDA	$99	$88	$277	$244

(1) WAVE settled a portion of their pension plan that resulted in a non-cash accounting charge.

(2) WAVE Fresh Start Accounting asset amortization.

Architectural Specialties

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Operating Income, Reported	$12	$11	$30	$28
Add: D&A	3	1	6	2
Adjusted EBITDA	$14	$12	$36	$30

Unallocated Corporate

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Operating (Loss), Reported	$(2)	$(2)	$(6)	$(6)
Add: U.S. Pension Cost (1)	1	1	4	4
Add: Net Proforma International Allocations, Other	-	1	-	2
Operating (Loss), Adjusted	$(1)	$-	$(2)	$-
Add: D&A	1	-	2	-
Adjusted EBITDA	$-	$-	$-	$-

(1) U.S. pension expense represents only the service cost related to the U.S. pension plan that is recorded within Operating Income. For all periods presented, we were not required and did not make cash contributions to our U.S. Retirement Income Plan.

Adjusted Free Cash Flow

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Net cash provided by operations	$74	$70	$121	$159
Net cash provided by (used for) investing activities	(39)	287	(71)	286
Add: Acquisitions, net	-	12	43	24
Add: Litigation, net	-	-	20	-
Add/(Less): Environmental Payments (Recoveries), net	9	1	4	(26)
Add/(Less): Proceeds from sale of international, net (1)	55	(295)	55	(295)
(Less): Other	-	(1)	-	-
Adjusted Free Cash Flow	$99	$74	$173	$148

(1) Includes related income tax payments.

Consolidated Results From Continuing Operations – Adjusted Diluted Earnings Per Share

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2019		2018		2019		2018
	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share
Earnings from continuing operations, As Reported	$91	$1.83	$64	$1.23	$191	$3.84	$153	$2.89
Add: Income tax expense, as reported	16		16		49		42
Earnings from continuing operations before income taxes, As Reported	$107		$81		$240		$195
(Less): U.S. Pension (Credit) (1)	(2)		(7)		(6)		(20)
Add: WAVE Pension Settlement (2)	-		-		1		-
Add: Litigation Expense	-		3		20		3
Add: Cost Reduction Initiatives	-		3		-		21
Add: Net Proforma International Allocations, Other	1		1		-		5
Add/(Less): Net Environmental Expenses (Recoveries)	1		(5)		1		(3)
Add: WAVE FSA (3)	4		-		4		-
(Less): AWI Portion of WAVE's Gain on Sale to Knauf	(25)		-		(25)		-
Adjusted earnings from continuing operations before income taxes	$85		$75		$235		$201
(Less): Adjusted Income tax expense (4)	(17)		(15)		(54)		(44)
Adjusted net income	$68	$1.38	$60	$1.15	$181	$3.66	$158	$2.99
Adjusted EPS Change versus Prior Year		20%				22%

Diluted Shares Outstanding	49.6		51.9		49.6		52.8
As Reported Tax Rate (5)	20%		20%		23%		22%

(1) U.S. pension (credit) represents the entire actuarial net periodic pension (credit) recorded as a component of earnings from continuing operations. For all periods presented, we were not required and did not make cash contributions to our U.S. Retirement Income Plan.

(2) WAVE settled a portion of their pension plan that resulted in a non-cash accounting charge.

(3) WAVE Fresh Start Accounting asset amortization.

(4) Adjusted tax expense is calculated using the as reported tax rate multiplied by the adjusted earnings from continuing operations before income taxes.

(5) As reported tax rate for 2019 is actual tax rate excluding WAVE’s gain on sale to Knauf.